EXHIBIT 99.1

Black Hills Corporation™

Improving life with energy

Black Hills Corp. Completes Purchase of SourceGas
Company Also Announces Sale of Minority Interest in Black Hills Colorado IPP and Updates Earnings Guidance

RAPID CITY, S.D. - February 12, 2016 - Black Hills Corp. (NYSE:BKH) today announced it has completed the purchase of SourceGas Holdings LLC, a natural gas utility serving approximately 429,000 customers in Arkansas, Colorado, Nebraska and Wyoming, and a 512-mile regulated intrastate natural gas transmission pipeline in Colorado. Black Hills Corp. now serves more than 1.2 million natural gas and electric utility customers in nearly 800 communities in eight Rocky Mountain and Midcontinent states.

“This acquisition is an important milestone in our strategic growth plan,” said David R. Emery, chairman and CEO of Black Hills Corp. “It increases our utility customer count by 55 percent and complements the company’s existing businesses. We look forward to building upon our company’s 130-year history to serve our new natural gas utility customers.”

Black Hills Corp. acquired SourceGas from investment funds managed by Alinda Capital Partners and GE Unit (NYSE:GE) GE Energy Financial Services for total consideration of approximately $1.89 billion, including assumption of $760 million of debt. The transaction was financed by equity common shares and equity units issued Nov. 23, 2015, a debt offering completed Jan. 13, 2016, and short-term borrowings. The purchase was approved by the utility commissions in Arkansas, Colorado, Nebraska and Wyoming. “Their timely consideration and approvals allow us to make this transition as smooth as possible for our new customers and employees,” Emery said.

The purchase of SourceGas unites two companies with growth rates above industry average and excellent operational metrics. The combination increases Black Hills’ operating scale, which will help drive more efficient delivery of utility services, benefitting all of the customers and communities Black Hills serves. The acquisition provides additional capital investment opportunities in growing service territories and the ability to share best practices in support of organic growth initiatives.

“We look forward to delivering efficient energy services that meet our customers’ current and future energy needs,” Emery said. “Our strong local partnerships benefit the communities we serve through economic development initiatives, charitable contributions, sponsorships and employee participation.”

SourceGas will operate under the Black Hills Energy name, with rebranding activities beginning in March. “We are excited to serve our new customers as Black Hills Energy,” Emery said. “We are committed to providing safe, reliable service and to live our mission of improving life with energy in the communities we serve.”

Partial Sale of Black Hills Colorado IPP
The company also announced that its non-regulated subsidiary Black Hills Electric Generation, LLC signed a definitive agreement to sell a 49.9 percent member equity interest in Black Hills Colorado IPP, LLC for $215 million to AIA Energy North America LLC, an infrastructure investment platform managed by Argo Infrastructure Partners. The sale is expected to close in April, pending approval by the Federal Energy Regulatory Commission. Proceeds from the sale will be used to pay down short-term debt and for other corporate purposes.

Black Hills Colorado IPP, a subsidiary of Black Hills Corp., owns and operates a 200 megawatt, combined-cycle natural gas generating facility located in Pueblo, Colorado. Black Hills will continue to be the majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to Black Hills’ electric utility in Colorado.

“This sale highlights our ability to effectively manage our assets to support our long-term utility growth strategy,” said Emery. “The combination of a high-quality asset and strong market interest for assets of this type led to an attractive valuation for our shareholders and allows us to continue to support reliable service for our utilities. We look forward to a long-term relationship with Argo, a team of experienced infrastructure investment professionals.

The proceeds provide an alternative to additional debt and equity financing that would otherwise be required to fund projected capital spending, therefore we expect the sale to be slightly accretive to earnings in 2016 and 2017,” concluded Emery.

Credit Suisse served as exclusive financial advisor to Black Hills on the sale of Black Hills Colorado IPP as well as on the acquisition of SourceGas. Serving as legal counsel to Black Hills were Faegre Baker Daniels LLP on the acquisition of SourceGas and Husch Blackwell LLP on the Black Hills Colorado IPP transaction.

Earnings Guidance*
Due to the closing of the SourceGas acquisition and the announced sale of a minority interest in Black Hills Colorado IPP, Black Hills is revising its earnings guidance for 2016 and initiating preliminary guidance for 2017. The 2016 guidance range for earnings, as adjusted, is increased to $2.90 to $3.10 per share from the most recently announced range of $2.40 to $2.60 per share. The increased guidance for 2016 includes earnings from SourceGas beginning on February 12, 2016, and the earnings impact from the sale of a 49.9 percent member equity interest in Black Hills Colorado IPP beginning April 1, 2016. In addition, the Company is initiating preliminary guidance for 2017 for earnings, as adjusted, of $3.35 to $3.65 per share. The 2017 earnings guidance reflects a full year of SourceGas ownership and the full year impact of the sale of a partial interest in Black Hills Colorado IPP.

2016 Earnings Guidance Assumptions

•	Includes a partial year impact of the SourceGas acquisition;

•
Includes partial year impact of the pending sale of a 49.9% member equity interest in Black Hills Colorado IPP. The sale is slightly accretive to earnings when considering the proceeds as an alternative to debt and equity financing that would otherwise be necessary to fund projected capital spending;

•	Does not include earnings contribution from a Cost of Service Gas program;

•	Capital spending of $521 million (does not include Cost of Service Gas program capital);

•	Normal operations and weather conditions within our utility service territories that impact customer usage, and planned construction, maintenance and/or capital investment projects;

•	Successful completion of rate cases for electric and gas utilities;

•	No significant unplanned outages at any of our power generation facilities;

•	Equity financing of approximately $80 million to $120 million from At-The-Market (ATM) and dividend reinvestment programs;

•	No additional significant acquisitions or divestitures; and

•	Oil and gas segment loss of $(0.15) to $(0.20) per share, excluding potential ceiling test impairments.

◦	Oil and natural gas production in the range of 11.0 to 13.0 billion cubic feet equivalent;

◦
Oil and natural gas annual average NYMEX prices of $2.30 per million British thermal units for natural gas and $36.00 per barrel for oil; production-weighted average well-head prices of $0.53 per MMBtu and $29.52 per Bbl of oil, and average hedged prices received of $0.99 per MMBtu and $51.90 per Bbl; and

◦	Oil and natural gas depletion expense in the range of $0.70 to $0.90 per million cubic feet equivalent.

2017 Earnings Guidance Assumptions

•	Includes a full year impact of the SourceGas acquisition;

•
Includes full year impact of the pending sale of a 49.9% member equity interest in Black Hills Colorado IPP. The sale is slightly accretive to earnings when considering the proceeds as an alternative to debt and equity financing that would otherwise be necessary to fund projected capital spending;

•	Does not include earnings contribution from a Cost of Service Gas program;

•	Capital spending of $351 million (does not include Cost of Service Gas program capital);

•	Normal operations and weather conditions within our utility service territories that impact customer usage, and planned construction, maintenance and/or capital investment projects;

•	Successful completion of rate cases for electric and gas utilities;

•	No significant unplanned outages at any of our power generation facilities;

•	Equity financing of approximately $60 million to $100 million from At-The-Market (ATM) and dividend reinvestment programs;

•	No additional significant acquisitions or divestitures; and

•	Oil and gas segment loss of $(0.10) to $(0.15) per share, excluding potential ceiling test impairments.

* Earnings per share, as adjusted is a non-GAAP financial measure. Earnings per share, as adjusted is defined as GAAP Earnings per share, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these type of adjustments may include unique one-time non-budgeted events, impairment of assets and acquisition and disposition costs. The company is not able to provide a forward-looking quantitative GAAP to non-GAAP reconciliation for 2016 and 2017 earnings guidance, as adjusted, because we do not know the unplanned or unique events that may occur.

Upcoming Investor Meetings and Materials
Black Hills will be attending several utility investor conferences and visiting with investors throughout February 2016. An investor presentation will be posted on our website at www.blackhillscorp.com under the Investor Relations heading beginning today, February 12, 2016. The investor presentation will contain information about the SourceGas and Black Hills Colorado IPP transactions, guidance and an updated capital expenditures forecast, among other things.

Black Hills Corp.
Black Hills Corp. (NYSE: BKH), a growth-oriented, vertically integrated energy company with a mission of improving life with energy and a vision to be the energy partner of choice, is based in Rapid City, South Dakota. The company serves 1.2 million natural gas and electric utility customers in eight states. The company’s non-regulated businesses generate wholesale electricity and produce natural gas, oil and coal. More information is available at www.blackhillscorp.com.

Black Hills Energy
Black Hills Energy, the business name under which we operate our natural gas and electric utilities, serves 1.2 million customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. Our utilities are subsidiaries of Black Hills Corp. (NYSE: BKH). More information is available at www.blackhillsenergy.com.

Forward Looking Statement
This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward looking statements. This includes, without limitations, the expected closing date of the Black Hills Colorado IPP sale and our 2016 and 2017 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2014 Annual Report on Form 10-K, as amended by Form 10-K/A filed on August 7, 2015, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•	Our ability to successfully integrate the SourceGas transaction;

•	The expected accretive impact of the SourceGas transaction;

•	Our ability to receive regulatory approval for the Black Hills Colorado IPP transaction;

•	The timing of closing the Black Hills Colorado IPP transaction;

•	Our ability to obtain regulatory approval to implement a cost of service gas program;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	Our ability to provide accurate estimates of proved crude oil and gas reserves and future production and associated costs;

•
The impact of the volatility and extent of changes in commodity prices on our earnings and the underlying value of our oil and gas assets, including the possibility that we may be required to take impairment charges under the SEC's full cost ceiling test for natural gas and oil reserves; and

•	Other factors we discuss from time to time in our SEC filings.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:
Jerome E. Nichols    605-721-1171

Media Contact:
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